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                                                                    EXHIBIT 99.1



                                  PRESS RELEASE

           MOORE CORPORATION RECEIVES STRATEGIC INVESTMENT FROM GROUP
                              LED BY THEODORE AMMON

       ROBERT BURTON TO BE APPOINTED PRESIDENT AND CHIEF EXECUTIVE OFFICER


TORONTO, ON (December 12, 2000) -- Moore Corporation Limited (TSE, NYSE: MCL) announced today that it has agreed to issue U.S. $70.5 million of subordinated convertible debentures to Chancery Lane/GSC Investors, L.P., a private equity vehicle led by Theodore Ammon, former general partner of Kohlberg Kravis Roberts & Co. and founder of Big Flower Press Holdings, Inc., and GSC Partners, a private investment firm. The debentures will bear quarterly interest at a rate of 8.7% per annum, will have a term to maturity of 8-1/2 years from the date of issue and be convertible at a price of U.S. $3.25 per share into common shares of Moore. If fully exercised, the conversion feature will entitle the holders of the debentures to acquire an approximately 19.7% interest in Moore, based on 88,456,940 common shares of Moore presently outstanding.

The debentures will be redeemable at Moore's option at any time on or after the fifth anniversary of the issue date at a declining premium. In addition, Moore will have an obligation to make an offer to purchase the debentures and the right to redeem the debentures at a premium upon a change of control of Moore.

Chancery Lane/GSC and its affiliates will be subject to a standstill arrangement which generally will limit their ownership interest in Moore to the greater of 19.9% of Moore's common shares on a fully-diluted basis or the ownership level of Moore's largest non-institutional shareholder, subject to certain exceptions. Chancery Lane/GSC has also agreed to certain restrictions on its right to transfer the debentures and its common shares in Moore.

Moore will reimburse Chancery Lane/GSC for fees and expenses of up to US $7.5 million upon completion of the transaction. Completion of the financing, expected before year-end, is subject to acceptance of the private placement notice relating thereto by The Toronto Stock Exchange and certain other customary conditions.

In connection with this investment, Moore has agreed to appoint Theodore Ammon and Alfred C. Eckert III, Chairman and CEO of GSC Partners and a former partner of Goldman, Sachs & Co., to the board of directors of Moore. As well, Moore has agreed to appoint two additional independent directors. Mr.


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Robert Burton, former Chairman and CEO of World Color Press, Inc., who will be appointed President and Chief Executive Officer of Moore upon completion of the financing, also will be appointed to the board of directors. W. Ed Tyler has resigned from the Company to pursue other interests.

The investment by Chancery Lane/GSC in Moore represents the culmination of a review of Moore's strategic options initiated by the board of directors early in 2000. During this review, the board canvassed a full range of strategic alternatives for Moore, with the assistance of Morgan Stanley & Co Incorporated and RBC Dominion Securities Inc.

MOORE CORPORATION CHAIRMAN OF THE BOARD TOM KIERANS STATED:

"We welcome this investment in Moore. Our new investors have extensive knowledge of our business. We welcome their strategic insight, distinguished track record and their focus on financial performance, improved operations and profitability. In addition, we expect Moore to benefit from Mr. Burton's proven turnaround experience."

THEODORE AMMON, STATED:

"We see significant opportunity for growing the Moore portfolio of businesses, introducing improved operating and cost disciplines, focusing the entire company on financial results and tapping the talents of all employees to grow the company and work towards its long term success. We expect to make a positive impact on the company through our active involvement in the business."

                                       ###

MOORE CORPORATION LIMITED (TSE, NYSE: MCL) provides data capture, information design, marketing services, digital communications and print solutions, that enable clients to improve their business processes and increase revenue. Sales in 1999 were more than U.S. $2.4 billion. The Moore Internet address is WWW.MOORE.COM.

CHANCERY LANE/GSC INVESTORS, L.P. is comprised of affiliates of Chancery Lane Capital, L.L.C., Greenwich Street Capital Partners II, L.P. and other investors including several individuals who will be actively involved in the day to day operations of the company.

GSC PARTNERS is a private investment firm managing in excess of $3 billion of private equity, mezzanine, restructuring and high-yield assets, including the Greenwich Street Capital Partners Funds.

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This news release contains statements relating to future results of Moore
(including certain anticipated, believed, planned, forecasted, expected, targeted, and estimated results and Moore's outlook concerning future results) that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Factors that could cause such material differences include, without limitation, the following: the effects of paper price fluctuations on Moore's forms operations, execution of key strategies (including Moore's digital and Internet strategies), the rate of migration from paper-based forms to digital formats, future growth rates in Moore's Customer Communications Services businesses, the impact of currency fluctuations in the countries in which Moore operates, general economic and other factors beyond Moore's control, and other assumptions, risks and uncertainties described from time to time in Moore's periodic filings with securities regulators.